Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-274789) pertaining to the Veralto Corporation 2023 Omnibus Incentive Plan, the Veralto Corporation Executive Deferred Incentive Plan, the Veralto Corporation Excess Contribution Program, the Veralto Corporation Deferred Compensation Plan, and the Veralto Corporation Retirement Savings Plan of Veralto Corporation of our report dated February 28, 2024, with respect to the consolidated and combined financial statements of Veralto Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2023.

/s/ Ernst & Young LLP
Boston, Massachusetts
February 28, 2024